The depositor has filed a registration statement (including prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. These documents may be obtained free of charge by visiting EDGAR on the SEC’s Internet website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-323-5678.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

Final Terms of the Offered Certificates

The issuing entity will offer the following securities pursuant to the prospectus supplement:

Class	Approximate Initial Class Principal Balance or Notional Amount(1)		Annual Certificate Interest Rate	Type(2)	Interest Type(3)	S&P Rating(4)	Fitch Rating(4)	Moody’s Rating(4)	Rated Final Distribution Date(5)

1A-1	$ 5,480,000		5.00%	Senior	Fixed	NR	AAA	Aaa	October 2036
2A-1	$102,032,000		6.00%	Senior	Fixed	NR	AAA	Aaa	October 2036
3A-1	$506,770,000		6.25%	Senior	Fixed	NR	AAA	Aaa	October 2036
4A-1	$306,639,000		6.50%	Senior/Exchangeable	Fixed	NR	AAA	Aaa	October 2036
4A-2	$284,736,214		Floating(6)	Senior	Floating	NR	AAA	Aaa	October 2036
4A-3	$284,736,214	(7)	Floating(6)	Senior/IO	Floating	NR	AAA	Aaa	October 2036
4A-4	$ 21,902,786		0.00%	Senior/PO	Fixed	NR	AAA	Aaa	October 2036
4A-5	$ 21,902,786		Floating(6)	Senior/Exchangeable	Floating	NR	AAA	Aaa	October 2036
5A-1	$126,252,000		Floating(6)	Senior	Floating	NR	AAA	Aaa	October 2036
5A-2	$196,252,000	(7)	Floating(6)	Senior/IO	Floating	NR	AAA	Aaa	October 2036
5A-3	$ 70,000,000		Floating(6)	Super Senior	Floating	AAA	AAA	Aaa	October 2036
5A-4	$ 2,635,000		7.00%	Senior Support	Fixed	NR	AAA	Aa1	October 2036
6A-1	$ 90,220,000		Floating(6)	Senior	Floating	NR	AAA	Aaa	October 2036
6A-2	$ 90,220,000	(7)	Floating(6)	Senior/IO	Floating	NR	AAA	Aaa	October 2036
7A-1	$ 8,013,000		4.50%	Senior	Fixed	NR	AAA	Aaa	July 2021
8A-1	$ 50,491,000		5.50%	Senior	Fixed	NR	AAA	Aaa	August 2021
9A-1	$ 62,255,000		6.00%	Senior	Fixed	NR	AAA	Aaa	August 2021
A-X	$ 1,284,597	(7)	6.50%	RSTP/IO	Fixed	NR	AAA	Aaa	October 2036
M-1	$ 11,726,000		Variable(8)	SUB	Variable	NR	AA+	NR	October 2036
B-1	$ 17,238,000		Variable(8)	SUB	Variable	NR	AA	NR	October 2036
B-2	$ 7,584,000		Variable(8)	SUB	Variable	NR	A	NR	October 2036
B-3	$ 4,137,000		Variable(8)	SUB	Variable	NR	BBB	NR	October 2036

Each class of offered certificates is designed to receive monthly distributions of interest, principal or both, commencing on November 27, 2006. In addition to the offered certificates, the issuing entity will issue the Class B-4, Class B-5, Class B-6, Class RC and Class R Certificates that are not offered by this prospectus supplement.
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(1)
These amounts are approximate. They are subject to an upward or downward adjustment of no more than 5%. The principal balance or notional amount, as applicable, shown for each of the Class 4A-1, Class 4A-2, Class 4A-3, Class 4A-4 and Class 4A-5 Certificates represents the approximate maximum initial class principal balance or maximum initial notional amount, as applicable, for each of these certificates.

(2)	Senior	=	Senior certificate
	Exchangeable	=	Exchangeable certificate
	IO	=	Interest only certificate
	PO	=	Principal only certificate
	Super Senior	=	Super senior certificate
	Senior Support	=	Senior support certificate
	RSTP/IO	=	Ratio strip interest only certificate
	SUB	=	Subordinate certificate

(3)	See "Description of the Certificates" in this prospectus supplement for a more complete description of the principal and interest types.

(4)	See "Certificate Ratings" in this prospectus supplement. The designation “NR” means the certificate is not rated by the applicable rating agency.

(5)	Calculated as described in this prospectus supplement; the actual final payment to any class of certificates could be significantly earlier.

(6)	The annual certificate interest rate for certificates with floating rates of interest are set forth in the table below:

Class	Formula	Initial	Minimum	Maximum

4A-2	1 mo. LIBOR + 0.40%	5.72%	0.40%	7.00%
4A-3	6.60% - 1 mo. LIBOR	1.28%	0.00%	6.60%
4A-5	12.999999 x (6.60% - 1 mo. LIBOR)	16.64%	0.00%	85.79%
5A-1	1 mo. LIBOR + 0.45%	5.77%	0.45%	7.00%
5A-2	6.55% - 1 mo. LIBOR	1.23%	0.00%	6.55%
5A-3	1 mo. LIBOR + 0.45%	5.77%	0.45%	7.00%
6A-1	1 mo. LIBOR + 0.35%	5.67%	0.35%	7.50%
6A-2	7.15% - 1 mo. LIBOR	1.83%	0.00%	7.15%

(7)	Notional amount.

(8)	The Class M-1, Class B-1, Class B-2 and Class B-3 Certificates will accrue interest based on variable interest rates as described in this prospectus supplement.